SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 12, 2006

VCampus Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-21421	54-1290319
(Commission File Number)	(IRS Employer ID Number)

1850 Centennial Park Drive, Suite 200, Reston, Virginia

20191

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (703) 893-7800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

Effective on June 12, 2006, VCampus Corporation (“VCampus”) completed its acquisition of Prosoft Learning Corporation (“Prosoft”).   Pursuant to the terms of that certain Acquisition and Reorganization Agreement dated April 11, 2006 between VCampus, Prosoft and ComputerPREP, Inc (the “Reorganization Agreement”), at closing VCampus acquired 100% of the equity ownership of Prosoft.  The acquisition enables VCampus to add the market-leading CIW (Certified Internet Web Professional) certification to its Select Partner® Program, as well as offer the CTP (Convergence Technologies Professional) credential, which Prosoft manages for the Telecommunications Industry Association (TIA).

Under the terms of the Reorganization Agreement, VCampus paid an aggregate purchase price of approximately $2.1 million in exchange for 100% of the newly issued common stock of reorganized Prosoft.  Of that purchase price amount, approximately $1.4 million was paid in cash at closing, approximately $400,000 consists of a working capital adjustment for the net liabilities assumed at closing and $300,000 was paid in the form of two 6% promissory notes of $150,000 each.  The first note is due in one balloon payment on July 1, 2007, with the other note payable in six equal monthly installments of principal and interest beginning on January 1, 2007.

A copy of the press release announcing completion of the acquisition is attached hereto as Exhibit 99.1.

Item 8.01  Other Events.

On June 13, 2006, Nasdaq notified VCampus that it had regained compliance with the audit committee requirement for continued listing on the Nasdaq Capital Market by virtue of its recent appointment of John Birdsong as a new independent director to the Board and audit committee.  The matter is now closed.

Item 9.01  Financial Statements and Exhibits.

a) Financial Statements of Business Acquired.

VCampus will file all required financial statements of Prosoft by amendment to this report no later than 71 calendar days after the date this report is required to be filed, pursuant to the instructions set forth in Item 9.01 of Form 8-K.

(b) Pro Forma Financial Information.

VCampus will file all required pro forma financial information of the combined companies by amendment to this report no later than 71 calendar days after the date this report is required to be filed, pursuant to the instructions set forth in Item 9.01 of Form 8-K.

(c) Exhibits

99.1         Press Release dated June 12, 2006.

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

VCAMPUS CORPORATION

Date: June 14, 2006
/s/ Christopher L. Nelson
Christopher L. Nelson
Chief Financial Officer